Exhibit 1

LOCK-UP AGREEMENT

August 21, 2025

B. Riley Securities, Inc.

299 Park Avenue

New York, NY 10171

Re: The Oncology Institute, Inc.

Ladies and Gentlemen:

The undersigned understands that B. Riley Securities, Inc. (“B. Riley”) is willing to facilitate the sale of certain shares of common stock (the “Common Stock”) for certain shareholders of The Oncology Institute, Inc., a Delaware corporation (the “Company”), including the undersigned (collectively, the “Selling Shareholders”). The Common Stock held by the Selling shareholders are registered for resale pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2021 (SEC File No. 333-261740) (as amended, the “Registration Statement”) and accompanying prospectus (the “Prospectus”) and declared effective on February 11, 2022 (the foregoing, the “Block Trade”).

In consideration of the agreement by B. Riley to undertake the Block Trade for the Selling Shareholders, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this letter agreement (this “Letter Agreement”), subject to the effectiveness of the Block Trade with respect to the undersigned’s shares of Common Stock (the “Block Trade Effective Date”), and continuing until the earlier of (i) 180 days from the Block Trade Effective Date and (ii) the first trading day following the trading day in which the closing price of the Company’s Common Stock on the Nasdaq Stock Market has been at least 40% greater than the offering price of the Block Trade for 4 out of 5 consecutive trading days (the “Restricted Period”), the undersigned will not offer, sell, contract to sell, pledge, distribute, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively, the “Lock-Up Shares”). The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Lock-Up Shares even if such Lock-Up Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Lock-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Lock-Up Shares.

In addition, the undersigned agrees that, without the prior written consent of B. Riley, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock.

Notwithstanding the foregoing, the undersigned may, without the consent of B. Riley:

(A) transfer or dispose of the Lock-Up Shares as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

(B) transfer or dispose of the Lock-Up Shares to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value;

(C) transfer or dispose of the Lock-Up Shares if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (i) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or to any investment fund or other entity controlled or managed by the undersigned or (ii) as part of a distribution, transfer or disposition by the undersigned to its stockholders, partners, members, beneficiaries or other equity holders, provided, in each case, that the transferees thereof agree to be bound in writing by the restrictions set forth herein and any such transfer shall not involve a disposition for value;

(D) transfer or dispose of the Lock-Up Shares by will, other testamentary document or intestate succession upon the death of the undersigned, provided that the legatee, heir or other transferee agrees to be bound in writing by the restrictions on transfer set forth herein and any such transfer shall not involve a disposition for value, and provided further that any required filing made pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall include a footnote noting the circumstances described in this clause (D) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(E) transfer or dispose of the Lock-Up Shares by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement or other court order, provided that the recipient agrees to be bound in writing by the restrictions set forth herein, provided further that any required filing made pursuant to Section 16(a) of the Exchange Act, shall include a footnote noting the circumstances described in this clause (E) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(F) enter into a trading plan providing for the sale of the Lock-Up Shares by the undersigned, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Restricted Period and no filing under Section 16(a) of the Exchange Act or other public announcement is voluntarily made or required regarding such plan during the Restricted Period;

(G) transfer or dispose of the Lock-Up Shares to the Company solely to satisfy tax withholding obligations pursuant to the Company’s equity incentive plans or arrangements disclosed in the Prospectus, provided that no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the period beginning on the date hereof and continuing to and including the date that is 30 days after the date of the Prospectus (the “30 Day Period”), and after the 30 Day Period, if the undersigned is required to file a report under Section 16(a) of the Exchange Act during the Restricted Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (G) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such transfer or disposition;

(H) transfer the Lock-Up Shares to the Company pursuant to agreements in effect on the date of the Prospectus and as described in the Prospectus under which the Company has the option to repurchase shares or forfeit the Lock-Up Shares upon termination of service of the undersigned, provided that no filing under Section 16(a) of the Exchange Act or other public filing, report or announcement shall be required or shall be voluntarily made during the period beginning on the date hereof and continuing to and including the date that is 60 days after the date of the Prospectus (the “60 Day Period”), and after the 60 Day Period, if the undersigned is required to file a report under Section 16(a) of the Exchange Act during the Restricted Period, the undersigned shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (H) and no other public filing or announcement shall be required or shall be made voluntarily in connection with such repurchase or forfeiture;

(I) dispose of the Lock-Up Shares solely in connection with the “cashless” exercise of stock options or warrants to acquire shares of Common Stock described in the Prospectus or issued pursuant to an equity plan or arrangement described in the Prospectus (the term “cashless” exercise being intended to include the sale of a portion of the shares issuable upon exercise of the stock options or warrants or previously owned shares to the Company to cover payment of the exercise price) for the purpose of exercising such stock options or warrants, in any event, solely if such stock options or warrants would otherwise expire during the Restricted Period, provided that any shares of Common Stock received upon such exercise shall be subject to all of the restrictions set forth in this Letter Agreement and provided, further, that any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the codes and footnotes thereto that any disposition of shares in connection with a “cashless” exercise was made solely to the Company and no other public filing or announcement shall be made voluntarily in connection with such exercise;

The undersigned now has, and, except as contemplated by clauses (A) through (I) above, for the duration of the Restricted Period will have, good and marketable title to the Lock-Up Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Shares except in compliance with the foregoing restrictions.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

The undersigned understands that B. Riley is relying upon this Agreement in proceeding toward consummation of the Block Trade. The undersigned further understands that this Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

[signature page follows]

Very truly yours,

M33 Growth I, L.P.
Name of Security Holder (Print exact name)

By:	/s/ Rachel Carducci
Signature

If not signing in an individual capacity:

Rachel Carducci, on behalf of M33 Growth I, L.P.
Name of Authorized Signatory (Print)

CFO
Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature page to Lockup Agreement]